EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

     Press Release

FOR IMMEDIATE RELEASE

22 June 2005

Shire Pharmaceuticals Group plc AGM – 2005

Results of the Annual General Meeting

Shire Pharmaceuticals Group plc held its Annual General Meeting today. All resolutions were put to the meeting and approved on a show of hands. The proxy votes received for the meeting are set out below:

		For	Against	Abstention
1.	To receive and consider the directors’ report and accounts for the year ended 31 December 2004	390,982,100	652,340	3,146,277
2.	To re-elect Mr Matthew William Emmens as a director	389,563,578	3,279,709	1,937,430
3.	To re-elect Mr Ronald Maurice Nordmann as a director	387,779,176	3,082,640	3,918,901
4.	To re-elect Dr Barry John Price as a director	386,034,142	3,946,865	4,799,710
5.	To re-appoint Deloitte & Touch LLP as Auditors	387,710,401	4,642,337	2,427,979
6.	To authorise the Audit Committee to determine the remuneration of the Auditors	392,716,407	1,103,374	960,936
7.	To approve the Directors’ Remuneration Report	379,661,987	6,796,998	8,321,732
8.	To authorise the allotment of shares	390,798,549	2,930,801	1,051,367
9.	To authorise the disapplication of pre-emption rights	390,522,104	3,182,677	1,075,936
10.	To authorise market purchases	393,533,510	172,481	1,074,726
11.	To authorise donations to EU political organisations and EU political expenditure	384,375,349	7,229,220	3,176,148

Registered in England 2883758 Registered Office as above

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s ADHD franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to Health Canada’s suspension of ADDERALL XR® sales in Canada and the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), SPD480 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to consummate and benefit from its proposed acquisition of TKT, Shire’s ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.